Exhibit 10.1
MASTER SERVICES AGREEMENT
Between
IXIA
And
PLEXUS

i

EXHIBIT A — INSURANCE REQUIREMENTS
EXHIBIT B — SUPPLIER CORRECTIVE ACTION REQUEST
EXHIBIT C — METRICS AND REPORTING
EXHIBIT D — ELECTRONIC INDUSTRY CODE OF CONDUCT
EXHIBIT E — IXIA NOMENCLATURE
EXHIBIT F — SAMPLE BILL OF MATERIAL
EXHIBIT G — COST BREAKDOWN SPREADSHEET
EXHIBIT H — SAMPLE FORECAST SPREADSHEET
EXHIBIT I — INVENTORY DEPOSIT AGREEMENT

     THIS MASTER SERVICES AGREEMENT is entered into as of 26 day of January, 2009 (the “Effective Date”), by and between Ixia, a California corporation (“Company”) with an address at 26601 W. Agoura Road, Calabasas, CA 91302 and Plexus Services Corp and its Affiliates and subsidiaries (“Provider”), with an address at 55 Jewelers Park Drive, Neenah, WI 54957.
RECITALS
     WHEREAS, Company designs, develops, markets, and distributes test and measurement products.
     WHEREAS, Provider is a provider of manufacturing and related services.
     WHEREAS, Company desires to engage Provider to manufacture Company’s Products and may wish to engage Provider to render other mutually agreed upon services and Provider is willing to provide such services, in which this Agreement shall serve as a basis for the negotiations concerning such additional Services.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and other goods and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1. Definitions
     The following defined terms are used in this Agreement and shall the meanings set forth below. Any terms defined elsewhere in this Agreement shall be given equal weight and importance as though set forth in this Section.
     1.1 “Affiliate” means any entity, however organized, that, directly or indirectly, controls, is controlled by or is under common control with an entity. For purposes of this definition, “control” shall be defined as ownership of a majority of the voting power or other equity interests of the entity under consideration.
     1.2 “Agreement” means this agreement, including the recitals and exhibits hereto, and any Purchase Orders and SOWs, and Modifications issued hereunder.
     1.3 “Applicable Law” means (i) any country, federal, state, provincial, commonwealth, local government law, statute, rule, regulation, code, regulation, permit, ordinance, authorization or other such governmental requirement and interpretation and guidance of the same by a governmental authority as applicable to Provider or this Agreement; and (ii) any of Company’s compliance, safety and security rules, programs and policies as agreed to by Provider in this Agreement.
     1.4 “Approved Manufacturers List” or “AML” means a Company-provided list of one or more third-party vendors who are authorized to provide Components to Provider.

     1.5 “Business Day(s)” means each weekday, Monday through Friday, excluding any U.S. federal holidays and Provider’s manufacturing location national holidays and the period of any previously scheduled shutdowns of either party, provided that the party experiencing the shutdown has notified the other party in writing at least ninety (90) days prior to the shutdown, unless such shutdown was due to a Force Majeure event.
     1.6 “Change Order” means a written document executed by the Parties describing a change to Services to be provided under a SOW or Products to be provided under a Purchase Order.
     1.7 “Component Lead Time” means the number of calendar days between the date upon which Provider orders a Component from its supplier and the date upon which the relevant Component will be delivered to Provider.
     1.8 “Components” means any parts, material, components, consumables or other items that are used in the manufacture and/or assembly of Products.
     1.9 “Confidential Information” means all information, unless specifically identified by either party as non-confidential, regardless of how communicated or stored, concerning Company or Provider, including without limitation confidential or proprietary information, trade secrets, data, drafts, documents, communications, plans, pricing, supply models, know-how, negative know-how, formulas, improvements, designs, estimates, calculations, test results, specimens, schematics, drawings, tracings, studies, specifications, surveys, facilities, photographs, documentation, software, equipment, processes, programs, reports, orders, maps, models, agreements, ideas, methods, discoveries, inventions, concepts, research, development, and business and financial information.
     1.10 “Consigned Items” means items (e.g., Components and/or Equipment) owned by Company which Company retains all rights, title and ownership that are consigned by Company to Provider solely for use in the manufacturing and/or assembly of the Products.
     1.11 “Costed BOM” means a report setting forth the mutually agreed upon purchasing parameters for Components.
     1.12 “Intellectual Property” means any and all of the following (by whatever name or term known or designated) now known or hereafter existing anywhere in the world: (i) rights associated with works of authorship, including, without limitation, all exclusive exploitation rights, copyrights, moral rights, and mask work rights; (ii) trade secret rights and other Confidential Information; (iii) patents (including, without limitation, reissues, divisions, reexaminations, extensions, provisionals, continuations, and continuations-in-part thereof), designs, and other industrial property rights; (iv) source code, object code, formulas, ideas, concepts, mask works, methods, know-how, processes, devices, and the like, whether or not any of the foregoing are protectable under law; (v) all registrations, applications, renewals, extensions, continuations, divisions, reissues, and the like, and (vi) all other intellectual property and proprietary rights of every kind and nature, including trademark, trade dress, and other works based on designation of source or origin, whether arising by operation of law, contract, license, or otherwise.

     1.13 “Interim Period” means, for a given Product, the first ninety (90) days of production of that type of Product; provided that the ninety (90) day period of production of a modified, new, or varied version of a given Product will not constitute an Interim Period.
     1.14 “Modification” means a duly executed (i) written amendment to the Agreement or any Purchase Order; (ii) Change Order; or (iii) Company-written order for a minor change not requiring a Change Order pursuant to this Agreement.
     1.15 “Purchase Order” means a written purchase order issued by Company to Provider via EDI or other mutually agreed to means for the purchase of Products or Components at a stated quantity, unit price, and delivery date.
     1.16 “Part Number” means Company’s part number.
     1.17 “Party” means either Company or Provider. “Parties” means both Company and Provider.
     1.18 “Price” means the price for the Products or Services, mutually agreed upon by both Parties and set forth in a Purchase Order.
     1.19 “Product Lead Time” means the number of calendar days communicated by Provider and mutually agreed upon by Company necessary to kit Components and manufacture a particular product. The Product Lead Time does not include transit time.
     1.20 “Product” means any product manufactured by Provider for Company per this Agreement and in accordance with Company’s Specifications.
     1.21 “Representatives” means, with respect to a Party, such Party’s directors, officers, employees, agents and any other persons or entities (excluding the other Party) who contribute to the performance of such Party’s obligations under this Agreement. For purposes hereunder, Provider’s Representatives shall include any and all Subcontractors and such Subcontractors’ directors, officers, employees and agents if applicable.
     1.22 “Requirements” means the requirements for the Products or Services and shall include but is not limited to Schedule, Purchase Order requirements, Product Specifications, SOW requirements, bill of materials (“BOM”), designs, schematics, assembly drawings, process documentation, test specifications, qualification requirements, Standard of Workmanship, Standard of Care, current revision number, and Approved Manufacturer List.
     1.23 “Schedule” means all timing, including without limitation due dates, milestones and deadlines, associated with performance of Provider’s obligations under this Agreement, including without limitation all commitments and requirements regarding the commencement, prosecution and completion of such obligations set forth in a Purchase Order or SOW.
     1.24 “Services” means any services provided by Provider to Company.

     1.25 “Special Inventory Components” means Components that require a minimum order quantity (“MOQ”) or pre-set packaging quantities per the supplier or a Component with a Component Lead Time greater than the Product Lead Time.
     1.26 “Specifications” means the specifications for the Products as supplied by Company and acknowledged in writing by Provider.
     1.27 “Standard of Care” means (i) the commercially reasonable and industry standard of diligence, care, timeliness, trust, dependability, safety, efficiency, and economy and (ii) compliance with all Applicable Laws.
     1.28 “Standard of Workmanship” means services performed in accordance with the latest versions of IPC/EIA J-STD-001, IPC-A-610 Class 2, successor standards thereto, and or other Company-specified standard.
     1.29 “Statement of Work” or “SOW” means a written description of Services and any associated compensation.
     1.30 “Subcontractor” means a person or entity who has been retained by Provider to perform all or a portion of Provider’s obligations hereunder, excluding commercially available Component suppliers.
2. Product Development and Manufacturing Services
     2.1 Overview.
          (a) Manufacturing Services. Provider shall manufacture Products to the Requirements for each Product as set forth in a Purchase Order or SOW.
          (b) Product Development and Other Services. Provider may provide other Services to Company under mutually agreed upon terms determined at the time the additional Services are requested. Notwithstanding the previous statement, this Agreement shall serve as a basis for the negotiations concerning such additional Services.
     2.2 Subcontractors. Provider shall not engage Subcontractors, whether third parties or Affiliates of Provider, but excluding any contract or temporary employees, without the prior written consent of Company in each instance. Provider agrees that the provisions of any subcontracts will be subject to Company’s prior written approval and shall incorporate Provider’s obligations under this Agreement. Relevant sections of any such subcontract, pertaining to the Services, will be provided to Company. Provider will properly supervise all such Subcontractors, including making regular site visits to inspect the compliance by such Subcontractor with its agreement entered into with Provider and with the Requirements. In regards to the Services, Provider shall qualify each Subcontractor prior to engagement to verify Subcontractor’s ability to perform the Services to be subcontracted. Provider acknowledges full responsibility for the full performance of all Subcontractors. Such qualification shall also include the obligation of such Subcontractor to obtain and maintain all necessary authorizations to conduct the activities it undertakes to perform in connection with this Agreement and to comply with all Applicable Laws, including but not limited to laws relating to customs clearance and duties, sales taxes, VAT, and other taxes. No Subcontractor shall be permitted to subcontract any part of its obligations. The term “Provider” in this Agreement, when used with respect to obligations of Provider, shall also apply to, and be deemed to include, all Subcontractors.
     2.3 Sample Forms. In performing its obligations under this Agreement, Provider shall materially conform to the examples, procedures, and nomenclature set forth on Exhibits E, F, G, and H.
3. Materials
     3.1 Components. Unless otherwise agreed by the Parties in writing, Provider shall be solely responsible for sourcing and acquiring all Components needed for the manufacture of the Products and for purchasing such Components in conformance with the applicable AML, drawings and Specification requirements.
     3.2 Prudent Procurement Practices.2.2 Provider shall purchase Components and Special Inventory Components, according to the AML, unless otherwise approved in writing by Company.
          (a) Provider will purchase Components to support Company’s Orders and react to support the variations in demand for such Purchase Orders to deliver Products to Company in accordance with specified Delivery Dates. Prudent Procurement Practices include, but are not limited to, the following:
          (b) Following Provider’s ABC classification (A = 80% 7 days, B = 15% 14 days, C = 5% 28 days
          (c) Utilizing minimum order quantities as defined by Component Suppliers
          (d) Ordering and buying Components as required to meet Manufacturing Assembly Lead-times, taking into account Component Lead Times and Provider’s internal manufacturing lead times;
          (e) Exercising return and cancellation privileges as allowed by agreements with Component Suppliers.
          (f) Company understands that Provider will not be procuring Components in a typical Buy-to-Order fashion. Instead, Provider will procure Components based upon initializing and maintaining a properly calculated buffer of Component safety stock, not to exceed two (2) percent of monthly material cost, to meet the potential upsize requirements as specified in Section 4.4. Provider shall issue a report stating this buffer stock of Components monthly.
In the event that Prudent Procurement Practices are not evident, in the event of excess inventory due to cancellation, termination or demand reductions, Company will not be liable for that portion of the inventory purchased in excess of the amount that would have been purchased if Prudent Procurement Practices had been used.

In the event that Prudent Procurement Practices have been used, in the event of excess inventory due to cancellation, termination or demand reductions Company will be liable for any inventory held on hand in excess of ninety (90) days for the first year of the Agreement and in excess of sixty (60) days for the remaining 4 years of the Agreement. The disposition of excess inventory will be managed pursuant to Exhibit I.
     3.3 Consigned Items. Company may provide its Consigned Items to Provider in accordance with this Section. Provider shall keep all Consigned Items segregated and in a secure location. Provider shall provide Company with a schedule listing all Consigned Items and their location as Company requests. The Consigned Items shall only be used in performance of this Agreement. Provider shall send Company a monthly consigned inventory report. Provider assumes liability for Consigned Items in its possession and will pay the Company for any lost or damaged Consigned Item. Provider shall return Consigned Items to Company if any when requested, at Company’s cost. Provider may at the request of Company maintain, repair, calibrate, or upgrade Consigned Items as appropriate. Company will pay for any such services on a time and materials basis. Labor charges will be billed at Provider’s then current billing rate. Replacement parts for test equipment will be charged at Provider’s cost plus fifteen (15) percent. If Company requests the return of any Consigned Items from Provider and the return of such Consigned Items prevents Provider from providing Products or warranty service to Company, then Provider shall be relieved of such obligations.
     3.4 Special Inventory. Provider may use Special Inventory Components in Products only upon prior written approval by Company. Special Inventory Components ordered without Company’s prior written approval are the sole responsibility of the Provider. Provider shall document all Special Inventory Components used in any Products and Provider shall submit such documentation to Company on a monthly basis, or as agreed to by Parties, and shall be included in the quarterly pricing reviews using a form agreed upon by the Parties, containing the minimum information requirements set forth in Exhibit C.
4. Forecasting, Ordering, and Manufacture of Products
     4.1 Product Forecast. Company will provide to Provider a monthly, rolling twelve (12) month forecast for all Products. All forecasts are non-binding. Company reserves the right to modify any Forecast as necessary to support evolving business needs. All Forecasts are Confidential Information of Company.
     4.2 Lead Time. Each month, Provider will provide to Company a lead time report stating the Product Lead Time and Component Lead Time for all ordered Products. Provider agrees to only purchase Components to meet the Component Lead Time. Components ordered beyond the Component Lead Time without Company’s prior written approval are the sole responsibility of the Provider.
          (a) Purchase Orders. From time to time during the Term, at its sole and exclusive option, Company may issue Purchase Orders to Provider for Products, which Provider shall fulfill if accepted by Provider. Subject to Provider’s compliance with its obligations under this Agreement, Company shall use reasonable efforts to place Purchase Orders for the coming four (4) months on a thirty-day rolling basis or as mutually agreed by the Parties, but Company may decline to do so in its sole discretion. All Purchase Orders for Product by Company pursuant to this Agreement shall be subject to the terms and conditions set forth in this Agreement, unless agreed to in writing by both Parties. Proposed Purchase Orders shall specify the quantity of Product ordered and shall specify a requested shipment date and the delivery point(s) for such Product.
          (b) Purchase Order Process. The Provider will respond with its acceptance or rejection of a Purchase Order upon submission if such Purchase Order materially conforms to this Agreement, including the applicable Forecast and Product and Component Lead Time. For all Purchase Orders which are not accepted, the Provider must advise Company in writing within five (5) Business Days of receipt that Provider cannot fulfill such Purchase Order or else it will be deemed accepted. If Company receives such notice within such time period, then Provider and Company shall work in good faith to agree on the terms of such Purchase Order which do not conform to the terms of this Agreement. Provider will use commercially reasonable efforts to accommodate Purchase Orders which do not so conform.
     4.3 Requirements. Provider shall manufacture the Product in accordance with the Requirements. Provider shall manage and be responsible for the supply chain process in the manufacture of Products.
     4.4 Change Orders. Any changes to Purchase Order must be reflected in a Change Order; provided, however that Company requests an (i) increase in the quantity of Products or (ii) reschedule of the quantity of Products, not to exceed one (1) reschedule per Purchase Order, and the respective shipment date for accepted Purchase Order and such requests shall conform to the table below.

No. of days
Before Shipment
Date on Purchase	Quantity	Reschedule	Reschedule
Orders	Increases	Quantity	Period
0-30	0%	30%	30 days
31-60	50%	50%	60 days
61-90	75%	75%	90 days
     Further, Company may cancel, reschedule, or reduce any shipment due under any accepted Purchase Order, provided that written notice is provided to Provider at least ten (10) Business Days prior to the scheduled date of such shipment unless Product is already in transit; and provided further, that Company may modify delivery dates at any time. In the event of permanent cancellation of shipments under an accepted Purchase Order, cancellation shall be in accordance with Section 20.2 (“Termination for Convenience”).

     4.5 Engineering Changes.
          (a) Change Requests. Company may request that Provider incorporate engineering changes into a Product by providing Provider with a description of the proposed engineering change. Provider agrees to respond to Company’s notice with an initial engineering change review within three (3) business days and provide a report of the potential impact on inventories, pricing, delivery schedules, and production within seven (7) business days. Provider will proceed with engineering changes when the Parties have agreed upon the changes to the specifications, delivery schedule, inventory disposition and Product pricing in a Change Order. Engineering change request process charges are part of Product Prices and, accordingly, Provider will not charge Company for such administrative related processing.
          (b) Evaluation of Engineering Changes. If Company wants to further implement any engineering change, pursuant to Section 4.5a, the Parties will develop a schedule which specifies the responsibilities of each Party with respect to such proposed engineering change. Such schedule may involve producing such prototypes or evaluation samples and other appropriate information as the Parties agree.
          (c) Engineering Change Order. If Company, in its sole discretion, requires Provider to implement an engineering change, then Company will issue to Provider a Change Order approving such change incorporating any additional costs or delays resulting from the engineering change order and describing the related action items.
          (d) Treatment of Obsolete/End of Life Material. Upon receiving notice from Company of an engineering change order or order cancellation which results in any Product, Component or assembly becoming Obsolete or has reached end-of-life, Provider will, within a reasonable period after receiving such notice, provide Company with an analysis of Company’s liability to Provider for Components and materials acquired or scheduled to be acquired to manufacture such Product. Company’s liability shall include the price of finished Product and Provider’s costs, (including cancellation fees and charges), work in progress, and materials and Components on hand or on order within applicable lead-times. Not withstanding the foregoing, Company shall not pay profit for any materials and components on hand or on order rendered obsolete hereunder. Company shall pay landed cost and/or material overhead and profit for finish products and any work in process. Provider will use commercially reasonable efforts to assist Company in minimizing Company’s liability by taking the following steps;
•	As soon as is commercially practical reduce or cancel Component and material orders to the extent contractually permitted.

•	Return all Components and materials to the extent contractually permitted.

•	Make all commercially reasonable efforts to sell Components and materials to third parties.

•	Assist Company to determine whether current work in progress should be completed, scrapped or shipped “as is”.

     4.6 Electronic Industry Code of Conduct. Provider shall materially comply, unless prohibited or allowed by local law, to the Electronic Industry Code of Conduct as provided in Exhibit D, as may be updated from time to time by Company.
     4.7 Security. Provider shall manufacture Products in a secure facility where access is controlled, only authorized Provider employees can enter, visitors are escorted at all times, and security is otherwise ensured.
5. Shipment of Products
     5.1 Shipments and Delivery. All Purchase Orders will be shipped in accordance with the accepted Purchase Order Schedule. Provider will give Company prompt notice if Provider anticipates that it cannot meet a delivery date for all or any part of the Products. If a partial shipment is acceptable to Company, Provider will ship the available Products. Except as otherwise specified in a Purchase Order, on time delivery, (“OTD”) means zero (0) days late through three (3) Business Days early for the applicable delivery date set forth in such a Purchase Order.
     5.2 Performance Incentive. Provider performance is defined as: (i) OTD to Provider’s commit date by a quantity greater than ninety eight percent (98%) and (ii) ninety nine point seven percent (99.7%) quality as measured in RMA relative to ship quantity in same period. Unacceptable Provider performance is defined as OTD to Provider’s commit by quantity of ninety percent (90%) or lower or ninety eight percent (98%) or lower as measured in RMA quantity where the defects must be within Provider’s control and measured to the applicable IPC standard required in the Specifications relative to ship quantity in same period. If Provider’s performance reaches unacceptable status due to factors within Provider’s control in a month, then Provider agrees to provide a discount of a half percent (1/2%) on the Price. Products and such discount shall be applied on the Products shipped in the following month. Provider agrees to increase the discount by one percent (1%) for each consecutive month where Provider’s performance remains in the unacceptable level with a maximum of a three percent (3%) discount. If Provider’s performance exceeds the required level in any one month, then Company agrees to pay a half percent (1/2%) bonus on the Price of such units shipped in the following month. This Section 5.2 will not apply during the Interim Period.
     5.3 Packaging Instructions. Products that are shipped by Provider shall be packaged in accordance with standard ETSI EN 300 019-2-2 and/or as specified by Company in the Requirements and/or Specifications at no additional charge to Company. Provider is solely responsible for damage to Products resulting from Provider’s negligent packaging. Company shall pay the reasonable and actual additional expenses resulting from Company’s request for special packaging, handling, routing or shipping, except when special shipping is required to expedite delivery delayed solely due to reasons within the control of Provider. Unless instructed otherwise by Company, Provider shall (i) ship complete orders of fully assembled Products; (ii) ensure that all packages and documents conspicuously bear the Agreement and applicable Purchase Order number; and (iii) include a packing slip with each shipment identifying company part number and quantity of Products shipped; (iv) documents the date of shipment; (vi) country of origin; and (vii) bear such other information as is required under Applicable Law.

     5.4 Freight Terms; Title and Risk of Loss. All shipments shall be Delivered Duty Paid (DDP) to Company’s location in Calabasas, CA USA, INCOTERMS 2000. Title to and risk of loss for all Products sold by Provider to Company shall pass to Company upon delivery of the Products by Provider to the named place of destination, and in all cases risk of loss or damage to any such Products in transit, to the named place of destination without regard to the person designated as consignee, shall fall upon Provider, whose responsibility it shall be to file claims with the carrier. Provider shall meet the Schedule for all Product shipments. For any deliveries delayed five (5) days beyond Schedule due to reasons within Provider’s control, Company may require, and Provider hereby agrees to pay for, air shipment on an expedited basis.
     5.5 Importer of Record. Provider shall serve as the Product’s “Importer of Record”, for United States Customs (“Customs”) purposes, subject to the terms of Section 19.3. Company shall provide the Harmonized Tariff Schedule (“HTS”) classification numbers and the Export Control Classification Numbers (“ECCN”) necessary for Provider to complete the applicable Customs documents relating to the Products designed by Ixia. In preparing and submitting Customs entries, import declarations, applications, documentation and/or import data to the United States and/or a third party, Provider shall rely on the correctness of the HTS numbers and ECCNs, whether in written or electronic format, furnished by Company. Provider will, however, offer reasonable assistance to Company in regards to determination of these HTS numbers and ECCNs.
     5.6 Damage to Units/Replacement of Damaged Units. If Product arrives at the delivery point damaged, Company shall promptly notify Provider through Provider’s Return Material Authorization process. Provider shall confirm receipt of notice within twenty-four (24) hours. Repair or replacement of the Product shall be under Provider’s warranty, as provided for in this Agreement, or on a time and material basis, as applicable.
6. Testing and Inspections
     6.1 Facility Inspection. Company and its duly authorized Representatives shall have the right, during normal business hours and upon reasonable prior notice to and consent of Provider which Provider will not reasonable withhold, to inspect all facilities utilized by Provider with the manufacture, storage or distribution of the Products and to examine the Products in the process of manufacture, to evaluate and ensure that the manufacturing methods, processes, and Product conform to the Requirements.
     6.2 Testing. Upon the completion of the manufacture of each product, Provider will ship Products which have been tested successfully according to such applicable test specifications as provided for in the Requirements.
     6.3 Final Inspection. Notwithstanding any prior inspection or payment by Company, all Products and Services shall be subject to final inspection by Company to verify the following conditions during the Warranty period: (a) the Products and/or Services conform to the Agreement and Requirements; and (b) the Services are consistently performed as required under the Agreement without significant failure or interruption. The foregoing conditions shall constitute warranted conditions that, to the extent found nonconforming, Provider shall be obligated to cure in accordance with the Warranty provisions in this Agreement. If any Products and/or Services are determined by Company to be defective due to a Provider’s workmanship issue or not in conformance with the Agreement, Company will notify Provider. Provider shall promptly evaluate the non-conforming Products and report findings within seven (7) business days of receipt of the notification. Upon confirmation by Provider of the non-conformance due to a Provider workmanship issue, Provider shall repair or replace such Products at no cost to Company or, at Provider’s option, provide Company with a refund of the purchase price for such Products in exchange for the return of the Products. The cost of transportation of defective Products, which are subject to Provider’s warranty, from Company to Provider and of repaired or replacement Products from Provider to Company shall be borne by Provider. The cost of shipment for Products which are subsequently determined to be “no defect found” or not subject to the Provider’s warranty shall be refunded to Provider. Provider shall have the same warranty liability for Products which have been provided as replacements. The warranty period for such replacement Products shall begin on the date of Company’s receipt of the replacement Products. If Provider fails to report findings within seven (7) business days, Company, upon mutual agreement of the Parties, may accept such Products and/or Services instead of requiring Provider to cure such defect or nonconformity, in which case the Price shall be reduced as appropriate and equitable. Such adjustment shall be effected whether or not final payment has been made.
     6.4 Final Acceptance. Final acceptance or rejection of the Products and/or Services shall be made by Company after completion of all inspection and testing of the Product, notwithstanding the title transfer provisions of the delivery terms. No inspections or testing conducted by Company, or lack thereof, or any other approval shall in any way release, waive or limit Provider from any of Provider’s obligations under the Agreement.
7. Pricing
     7.1 Prices. The agreed upon Prices for Products will be set forth in accepted Purchase Orders. Any additional Products and/or Services will be agreed upon in good faith by the Parties. Provider shall not charge for, and Company shall have no obligation to pay any fees or expenses other than the Prices, including, without limitation, overtime or expedite charges unless such charges are not due to a Provider controlled delay and are requested by Company and agreed to by Provider.
     7.2 Quarterly Price Reviews. Provider and Company shall meet during each Company fiscal quarter to review Prices of each Product and determine if any Price adjustment is required. The previous quarters Prices will be increased or decreased to reflect changes to the costs of the Products and/or Services. Provider agrees to target quarterly cost reductions of not less than three percent (3%) of the overall Company spend with Provider each quarter. Any cost reductions initiated by Company will not necessarily count towards Provider’s 3% quarterly cost reduction. Provider agrees to provide updated Prices thirty (30) days before the end of each quarter that reflect the quarterly Product Price reduction. If the Provider cannot achieve the required cost reduction in any one quarter, the Provider must present the Costed BOM(s) and other relevant material with explanations as to why the cost reduction cannot be achieved in that quarter to the Company thirty (30) days before the end of the quarter. Any Price adjustments or inventory revaluation shall be mutually agreed to by the Parties and implemented in the next quarter.
     7.3 Best Price. Provider represents and warrants the Prices charged to Company for any Product or Service will always be Provider’s best price to support the same scope, Product, level of business, terms, complexity, supply model and turn level, and services performed. If Provider sells any Product or Service that can be determined to be the same scope, Product, level of business, terms, complexity, supply model and turn level, and service performed, to any customer at a price that is lower than the applicable Price, the Price will be immediately reduced to the lower price retroactively to the Effective Date. Such lower Price will also apply to all outstanding and future invoices for such Products or Services
     7.4 Rebates. Provider shall disclose to Company all rebates it receives from its suppliers specific to the Services provided hereunder.
     7.5 Performance Suspension. In the event the Parties have a material dispute in regards to a Party’s obligations under this Agreement, a Party shall provide written notice to the other Party of the nature of the dispute and a plan to resolve such dispute. The Party receiving this notice shall have thirty (30) days to either resolve the dispute or enter into good faith discussions with the sending party. If the material dispute has not been cured upon the expiration of the thirty (30) day notice period, the sending party may suspend performance of its obligations under this Agreement until such time as the dispute is resolved.
8. Payment Terms and Procedures
     8.1 Invoices. Provider shall submit for payment a written invoice after delivery of, Products or Services to Company. Provider shall submit such invoice for payment to the following address:
Ixia
Accounts Payable
26601 W. Agoura Road
Calabasas, CA 91302
Each invoice shall contain information, including, at a minimum, the following information:
Purchase Order numbers;
Part Number and revision level;
Packing slip numbers related to invoiced shipments;
Percent of total Purchase Order completed, assuming that no more than one type of Product is on a Purchase Order;

A statement asserting that all Prices are inclusive of applicable taxes unless otherwise provided for in the Agreement.
Country of Origin
     Amounts listed in an invoice shall specify the amounts in US currency. Company may require additional information for any amounts stated on an invoice, including without limitation evidence that all parties furnishing labor or materials to Provider in connection with the performance of Provider’s obligations hereunder have been paid. Provider shall respond to Company’s request for additional information in connection with an invoice promptly, but in no event any later than five (5) Business Days after delivery of Company’s request thereof; provided, however, if Provider reasonably requires additional time to respond to Company’s request for information, Provider may request Company to agree to an extension of the above deadline.
     If Company disputes an amount stated in an invoice, Company will notify Provider in writing of the dispute and the basis thereof. Upon receipt of such notification, Provider shall submit a revised invoice stating only undisputed amounts. Upon resolution of disputed amounts, Provider shall submit an invoice pursuant to this Section for the amounts that the Parties mutually agree are no longer in dispute. Following receipt of an invoice stating only undisputed amounts (“Correct Invoice”), Company will pay Provider such amounts in accordance with this Section. Payment by Company does not constitute acceptance of the Provider’s performance hereunder or an admission of liability. All payment terms shall be net thirty (30) after the date of such Correct Invoice and payment shall be made via wire transfer or other electronic payment. Company shall have no obligation to pay Provider any amounts stated on an invoice other than a Correct Invoice. The credit limit provided to the Company shall be at such an amount that it does not reduce the payment terms stated above.
9. Warranties
     9.1 Product and Service Warranties. Provider warrants that the Products and Services supplied to Company pursuant to this Agreement shall conform to the Requirements during the Warranty period. Although Company reserves the rights to change Requirements from time to time Provider warrants that at no time will it ship Product that does not comply with the Requirements in place at the time of shipment. Provider further warrants all Products to be free from defects in workmanship (i.e., manufactured in accordance with the Standard of Care and Workmanship) for a period of eighteen (18) months from the date of receipt of the Products by Company. With respect to Components and/or materials, Provider will assign to Company any assignable Component and/or material warranties received from the supplier thereof. If Components and/or materials are returned under a supplier’s warranty, Provider will, on Company’s behalf and without additional charge, manage the return of any such Components and/or materials to the supplier thereof for repair, replacement, or reimbursement. If any unit of such Product should prove to be defective and if Company shall have so notified Provider, specifying in such notice the alleged defects and/or failures, then Company shall return the allegedly defective Product to Provider upon the receipt of a return material authorization (“RMA”) number from Provider as further described in Section 10. Provider shall promptly evaluate the defective samples and make best efforts to report findings within ten (10) days of receipt of the Product. Upon confirmation by Provider of the workmanship defect, Provider shall, at its discretion, repair or replace such Products at no cost to Company or upon mutual agreement of the Party’s provide Company with a refund of the purchase Price for such Products in exchange for the return of the Products. The cost of transportation of defective Products from Company to Provider and of repaired or replaced Products from Provider to Company shall be borne by Provider. Provider shall have the same warranty liability and obligations for Products which have been provided as replacements. The warranty period for such replacement Products shall be the remainder of the original warranty as of the date the Product was originally shipped to Provider or ninety (90) days which ever is longer. The above warranty will not apply to any Product (i) which has been altered, except by Provider or with Provider’s consent, or (ii) which have been subjected to abuse or improper maintenance, or negligence. For purposes of clarity, the above warranty does not apply to defects in materials, defects in design and software.
     9.2 Additional Warranties. Provider represents and warrants that: (i) it has the right to enter into this Agreement and to bind itself with respect to its obligations hereunder; (ii) it is under no obligation or restriction, nor will it assume any such obligation or restriction, that does or would in any way interfere or conflict with, or that does or would present a conflict of interest concerning the performance to be rendered by Provider or the rights granted Company hereunder; (iii) it shall, in the performance of its obligations under this Agreement, comply with all Applicable Laws (including but not limited to obtaining any and all government approvals, permits or licenses in connection with the performance of its obligations under this Agreement); (iv) Provider shall not, directly or indirectly, in the name of, on behalf of, or for the benefit of Company offer, promise, or authorize to pay, or pay any compensation, or give anything of value to, any official, agent, or employee of any government or governmental agency, or to any political party or officer, employee, or agency thereof, or any candidate for political office; (vi); and (vii) it shall require each of its directors, officers, employees, and agents to comply with the provisions of the Foreign Corrupt Practices Act of 1977 (FCPA) of the United States, 15 U.S.C. § 78dd-1 et. seq. Any breach of this section shall entitle Company to terminate this Agreement effective immediately upon written notice to Provider. Provider shall promptly notify Company of the occurrence of any event that would or may result in any breach of any of the foregoing representations or warranties.
10. Product Return Processes
     10.1 Return Materials Authorization. Products returned by Company to Provider must be accompanied by a RMA number. Provider will supply an RMA number within two (2) Business Days of receipt of the Company’s part numbers and the serial numbers for the Products to be returned.
     10.2 Return Charges. All Products returned by Company to Provider in accordance with Section 9 and all replacement or repaired Products shipped by Provider to Company to replace such returned Products, will be at such Provider’s risk and expense. Company will issue debit memo to Provider referencing the RMA number. Any Products returned to Provider under Section 9 herein which are determined to be “no defect found” or not subject to Provider’s warranty shall be at the risk and expense of Company. Provider shall provide to Company a written quote for the evaluation cost associated with the no defect found Product. Company shall, within thirty (30) days of receipt of Provider’s invoice, remit payment for the shipping and evaluation costs related to the Products.
     10.3 Committed Repair Time. Provider will repair or replace each Product that does not conform to the Requirements pursuant to Provider’s Warranty within five (5) Business Days (the “Committed Repair Time”). Such five (5) day period shall start on the day the Provider receives the non-conforming Product and exclude any transit time. Company shall return defective Products within a reasonable timeframe of receipt.
THE FOREGOING CONSTITUTES COMPANY’S SOLE REMEDIES AGAINST PROVIDER FOR BREACH OF WARRANTY CLAIMS. EXCEPT AS PROVIDED IN THIS SECTION, PROVIDER MAKES NO WARRANTIES WITH RESPECT TO THE PRODUCTS OR ITS SERVICES HEREUNDER, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES RESPECTING NONINFRINGEMENT, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM A COURSE OF PERFORMANCE, A COURSE OF DEALING, OR TRADE USAGE.
     10.4 Duty To Remove Company Marks or Destroy Returned Products. Provider shall not sell, transfer, distribute or otherwise convey any Component (including Components relating to any terminated or discontinued item), product, or service bearing or incorporating Company trademarks, part numbers or other Company identifiers, including any Company packaging, copyrighted material or code, to any person or entity, other than Company. Provider will remove from all rejected, returned or un-purchased Components and Products any such Company Marks or Company identifiers, even if such removal requires destruction of the Components or Products. Upon Company’s request, Provider will provide a certificate of destruction authorized by an officer of Company.
11. Epidemic Failures and Product Recalls
     11.1 Definitions of Epidemic Failures and Product Recall. An “Epidemic Failure” means that the rate of failures in a particular Product (or series or family of Products) exceeds ten percent (10%) of the Products delivered by Provider over a consecutive three (3) month period and due to the same root cause attributable to Provider’s workmanship (the “Epidemic Failure Rate”). A “Product Recall” is a systematic effort by Company to locate, in transit, in stock or in the field, Products and to repair or replace such Products.
     11.2 Epidemic Failure Remedies. If a Product exhibits an Epidemic Failure, Company may select any one or more of the following remedies at its discretion:
          (a) Provider Analysis. Provider will provide Company, no later than seven (7) business days following discovery and/or acknowledgement by Provider of the Epidemic Failure, a root cause analysis and corrective action plan. Company will make available such information and assistance as are reasonably required to enable Provider to conduct its root cause analysis and provide its corrective action report. Once approved by Company, Provider will incorporate the corrective action in all future affected Products.

          (b) Product Recall or Retrofit or Other Remedies. If Company determines that the Epidemic Failure necessitates a field stocking recall or customer based recall or retrofit, it may at its option elect to have the affected and potentially affected Products: (i) returned to Provider for repair or replacement under the terms of the Warranty in Section 9; or (ii) Provider shall send representatives to Company’s US site in order to conduct sorting and, if applicable, testing of the returned defective Products; or (iii) ship to Provider’s facility, at Provider’s expense, Products subject to the Epidemic Failure for testing, repair and/or replacement..
          (c) Product Recall. Company may perform a Product Recall in order to: (a) remedy a breach of Provider’s warranties with respect to such Product; (b) comply with the law or other governmental requirements; (c) prevent or remedy any health or safety risk; or (d) maintain Company’s reputation for quality in the marketplace.
     11.3 Termination with Respect to Affected Products. To the extent Provider is liable for Epidemic Failure or Product Recall costs as set forth in Section 11, Company may terminate its Purchase Orders not yet fulfilled by Provider for Products affected by such Epidemic Failure or Product Recall.
     11.4 Epidemic Failure and Product Recall Costs.
          (a) Provider Liability. Except as set forth below, all costs (including materials, labor, shipping and inventory replacement costs) arising from an Epidemic Failure or a Product Recall will be mutually agreed upon by both parties.
          (b) Exclusions from Provider Liability. Provider is not liable for Epidemic Failure or Product Recall costs to the percentage extent that the cause of such Epidemic Failure or Product Recall is not due to Provider’s workmanship. In addition, Provider is not liable for such cost to the extent that the cause of Epidemic Failure or Product Recall is due to: (i) compliance with the related Requirements to the extent actually provided by Company, if all implementations thereof would result in such problem and the Provider was unaware of such problem; (ii) Consigned Items that are incorporated into the Products or used in the manufacture or testing of the Products and but for such incorporation or use there would not be an Epidemic Failure or Recall; or (iii) a change in the law or other governmental requirement after the date of manufacture.
12. Quality, Performance and Goals
     12.1 Quality Performance. Provider shall show evidence and perform within a certified quality system to ensure Product conformance to Specification requirements in conjunction with process certification(s) listed in Section 23. All services provided shall be in accordance with the latest versions of IPC/EIA J-STD-001, IPC-A-610 Class 2 (or other standard specified by Company and agreed to in writing by Provider). Provider shall have system(s) in place that can provide lot code trace ability to component level for all assemblies and sub-assemblies.
     12.2 Performance Goals. Performance goals for the metrics utilized shall be mutually agreed to by the Parties in writing prior to the first shipment of each Product. Provider and

Company shall work together to endeavor to continually improve their performance against the goals and targets.
     12.3 Quality Review and Continuous Improvement Meetings. Provider agrees to provide monthly reporting of performance metrics to Company. The list of metrics and reports are listed in Exhibit C, Metrics and Reporting. Provider and Company agree to meet quarterly for a Quarterly Business Review (“QBR”), as described on such Exhibit. Provider and Company will agree to the performance metrics and information to be presented at the QBRs by each Party. Action items and status to completion will be reviewed at each meeting.
     12.4 Corrective Action. Within two (2) business days of request by Company, Provider will provide Company with a completed Supplier Corrective Action Request Form as identified in Exhibit B.
13. Discontinuance and Manufacturing Rights
     Company may elect to discontinue any of its Products at any time in its sole discretion. If Company elects to place a final Purchase Order for such Product, the Provider, upon agreeing to the Purchase Order, will satisfy such Purchase Order according to this Agreement. After all Purchase Orders for such Product are filled, the Provider will conduct a prompt and orderly shutdown of the Product production. Such shutdown will include the return to Company all Company property used in connection with the production of such Product. However, the discontinuance of a Product shall not affect a Provider’s obligation to provide Services for such Product unless the return of any Company property prevents Provider from providing Products or warranty service to Company, then Provider shall be relieved of such obligations.
14. Audits
     14.1 Financial Condition. Company may review Provider’s financial condition quarterly. Provider will make available to Company within a reasonable period of time, not to exceed ten (10) days, any financials generally made known to the public. If the financial condition of Provider materially and adversely changes from its financial condition as of the Effective Date, then Company may request reasonable assurance of future performance.
     14.2 Procedural Audit. Upon five (5) Business Days’ prior written notice and during Provider’s ordinary business hours and subject to Provider’s consent which will not be unreasonable withheld, Company shall have the right to audit Provider’s operational processes and procedures in connection with Services provided. Provider shall work with Company to facilitate any audit, if applicable.
     14.3 Qualified Manufacturing Site. Provider shall not change the Company approved manufacturing site without written approval from the Company.
     14.4 Company Financial Condition. Provider may review Company’s financial condition quarterly. Company shall make available to Provider within a reasonable period of time, not to exceed ten (10) days, any financials generally made known to the public. If the financial condition of Company materially and adversely changes from its financial condition as of the Effective Date, then Provider may request reasonable assurances relating to credit or other financial terms extended by Provider.
15. Disaster Recovery Plan; Loss Control
     Provider will develop and keep current a formal disaster recovery plan (a “DRP”), that details strategies for response to, and recovery from, a broad spectrum of potential disasters. Provider will make its DRP and its annual evaluation thereof available to Company for its review. Provider will be responsible for maintaining its facilities and operations according to applicable and prudent safety, security, and fire protection standards and its DRP. Provider will allow Company and their designated representatives to visit and perform loss control audits of the facilities and operations and Provider will implement reasonable recommendations made.
16. Insurance
     From the Effective Date and until the date specified on Exhibit A for all Products has terminated, Provider will maintain the insurance coverage specified in Exhibit A (Insurance Requirements). In addition, portions of such insurance must be maintained after such date as further set forth in such Exhibit A.
17. Intellectual Property Ownership and Licenses
     17.1 License. Company also hereby grants to Provider, and Provider hereby accepts, solely for the Term, a limited, non-exclusive, terminable, revocable, license to use Intellectual Property that Company elects to provide and/or disclose to Provider solely for the purpose of manufacturing the Products and providing the Services under this Agreement. Provider shall only use the Intellectual Property as expressly authorized under this Agreement and/or any Purchase Order or SOW and will not use the Intellectual Property, or any portion thereof, for any other purpose whatsoever and, further, will not sell, distribute, transfer, convey, deliver, or otherwise provide any goods or product made using any portion of such Intellectual Property to any other entity or person whatsoever.
     17.2 Rights. The Parties understand, acknowledge and agree that any and all Intellectual Property developed, conceived, prepared, created, made, discovered, learned, produced or otherwise generated by Provider, excluding any manufacturing processes, under this Agreement shall be and remain a “work made for hire” for the sole and exclusive benefit of Company according to the copyright laws of the United States, China, and any other country in the world, including, but not limited to, Sections 101 and 201 of Title 17 of the United States Code. In the event that Provider acquires, by operation of law or otherwise, any right, title or interest in and to any such Intellectual Property or such Intellectual Property is not a “work made for hire”, then Provider hereby agrees to assign, and hereby does assign, to Company any and all right, title and interest in, to and under all Intellectual Property. Provider represents and warrants that it will not use any of the Intellectual Property for any purpose other than as expressly provided in this Agreement and will not use any of the Intellectual Property on behalf of itself or any other person or entity, unless it first obtains Company’s prior express written consent. Without limiting the generality of the foregoing, Company shall have the sole and exclusive right to seek patents and register the copyright(s) in all such Intellectual Property in its name as the owner and author of such works and shall have the exclusive rights conveyed under 17 U.S.C. § 106 and 106A, and any similar rights granted under any other country’s laws, including, but not limited to, the right to make all uses of the works in which attribution or integrity rights may be implicated. Additionally, without in any way limiting the foregoing, Provider hereby assigns, transfers, and conveys to Company any and all right, title or interest that it may now have, or may acquire in the future, in or to any and all such Intellectual Property, excluding any manufacturing processes related Intellectual Property. Provider expressly and forever waives any and all rights and claims that it may have arising under 17 U.S.C. § 106A, and any rights arising under any other laws, or under the laws of any countries, that conveys rights which are similar in nature to those conveyed under 17 U.S.C. § 106A, or any other type of moral right or droit moral. Provider acknowledges and agrees that payment by Company under Purchase Orders for Provider’s performance of its obligations hereunder constitute full and adequate compensation for such waiver.
     17.3 Prior Technologies. Notwithstanding Section 17.2, any Intellectual Property relating to the manufacturing processes used by Provider in the manufacture of Product, that it owned prior to the Effective Date (“Prior Technology”) shall remain its property, unless otherwise agreed upon between the parties. Provider shall have a duty to advise Company and obtain Company’s prior written consent before incorporating in whole or in part, any Prior Technology on or into any Product. In the event Provider fails to procure Company’s written consent prior to incorporating, in whole or in part, any Prior Technology on or into any Product, Provider hereby assigns, conveys, and transfers to the Company all right, title, and interest in, to, and under such Intellectual Property and technology and the first sentence in this Section 17.3 shall not be applicable.
     17.4 Cooperation to Secure Rights. Provider agrees to fully cooperate and assist Company, and any of its designees, in taking any and all steps to preserve, protect, and secure Company’s rights in, to, and under any Intellectual Property theory, or other Intellectual Property rights relating thereto, including, but not limited to, timely preparing, executing, filing, and prosecuting patent, copyright, trademark, and trade dress applications throughout the world, and oaths, declarations, assignments, and all other instruments relating thereto, which Company may deem beneficial or necessary. Provider agrees that its obligations to cooperate and execute, or cause to be executed, any documents, instruments, or papers under this Section 17.4 shall survive the termination and/or expiration of this Agreement. Company shall reimburse Provider for its reasonable out-of-pocket expenses in connection with the performance of Provider’s obligations under this Section 17.4.
     17.5 Records. Provider agrees to keep and maintain accurate, current, and witnessed written records of any and all Intellectual Property developed, conceived, prepared, created, made, discovered, learned, produced, used, or otherwise generated by Provider (solely or jointly with others) related to any Product during the term of this Agreement and/or its engagement with Company. The records will be in the form of notes, sketches, drawings, and any other suitable format, and will be made available to and accessible by Company at all times.

     17.6 Trademarks. The Parties agree to the following provisions regarding the trademarks, trade names, trade dress, logos, slogans, symbols, emblems, insignias, domain names and all applications, grants, registrations of Company which are to be used in or on the Products at Company’s direction during the Term (the “Company Trademarks”):
          (a) Provider acknowledges and agrees that the Company owns all right, title and interest in, to and under Company Trademarks and to any variation, modification, or embodiment thereof that is confusingly similar to or dilutive of any of Company Trademarks, throughout the world, and that Company also owns the goodwill related to such marks and to the business and goods in relation to which such marks have been or will be used. Provider will not at any time directly or indirectly do or suffer to be done any act or thing that might in any way adversely affect any rights Company in, to, or under any of such marks, any registrations or applications for registration therefor, or which might reduce the value thereof or detract from their reputation, image or prestige.
          (b) Provider shall not place any Company Trademarks, or any variation thereof, on any product or any other goods, packaging, materials or in any other manner including, but not limited to, advertising, promotions or other goods or services, without Company’s prior written consent. After receiving Company’s written approval of use of any Company Trademarks on the Product, Provider may not alter, in any way or manner, the form and manner of mark approved for use on such goods.
          (c) Provider shall not register or file, caused to be registered or filed, or prosecute a trademark or service mark application or applications to register any of Company Trademarks or any trademark, name or other mark confusingly similar thereto for any goods or services anywhere. Provider shall not, during the term of this Agreement, or thereafter: (i) contest Company’s title, right, ownership or other interest in or to any of Company Trademarks, or any variations thereof, in any jurisdiction, or in any way attack the validity or enforceability of any of Company Trademarks anywhere; or (ii) contest the fact that Provider’s rights to use Company Trademarks under this Agreement, or otherwise, is solely limited to the manufacture of Product solely on behalf of, and only for sale to Company, and no one else, and that such limited rights shall immediately terminate upon the expiration and/or termination of this Agreement.
          (d) Provider shall, and hereby does, assign any and all right, title, and interest that it may acquire in, to, or under any of the Company Trademarks, and/or any variations or modifications thereof, and any and all goodwill associated therewith, to the Company.
          (e) Provider shall cooperate fully and in good faith with Company for the purpose of securing, preserving and protecting Company’s rights in and to Company Trademarks. Any trademarks used on any Product and all goodwill associated therewith, shall be owned exclusively by Company. At the request of Company, Provider shall execute and deliver to Company any and all documents and do all other acts and things which are necessary or which Company deem appropriate to make fully effective or to implement the provisions of this Agreement relating to the ownership or registration of any and all of Company Trademarks.
          (f) Except as otherwise expressly provided herein, Provider shall not, without the prior written consent of Company, use or display any of Company Trademarks or Company’s trademarks, trade dress, logos, trade names, corporate names or other proprietary rights (including, without limitation, any logo or logos associated therewith), or any variations or modifications thereof, in any manner.
          (g) In the event Provider shall learn of any infringement or imitation of any of Company Trademarks anywhere, it shall immediately advise Company of all such knowledge of facts.
          (h) All Products made by Provider under this Agreement, including, but not limited to, all Product bearing any of Company Trademarks, shall be shipped, delivered and sent solely to Company unless directed otherwise by Company. Provider shall use its best efforts to ensure that no Product is diverted by any of its employees, contractors, subcontractors, business partners, or the like, including, without limitation, the unauthorized sale or distribution of any Product to anyone other than Company. Such efforts shall include, without limitation, the utilization of such processes, controls, identification methods and reporting and auditing procedures as the parties may from time to time agree upon in good faith.
          (i) Provider acknowledges and agrees that any tooling, fixtures, molds, forging dies, stamps, and prototypes that Company has paid Provider to create, or which embody or bear any of Company Trademarks (in any way or manner), are to be used solely by Provider in producing the Product for Company, and no one else. Further, Provider acknowledges and agrees that any and all such tooling, fixtures, molds, forging dies, stamps, prototypes, or the like, will be delivered to Company at the end of the Term upon Company’s request and at Company’s expense.
          (j) At the end of the Term, Provider shall immediately discontinue manufacture of the Product, any and all use of Company Trademarks and Intellectual Property, and shall take any and all actions that may requested or required by Company to dispose of or deliver to Company materials in Provider’s possession or control, including without limitation, all materials, documents and items having any Company Trademarks or Intellectual Property.
18. Confidential Information
     18.1 Obligations. The Parties shall use, disclose, or copy, the Confidential Information of the other Party only for the purposes of, and only as necessary to perform under, this Agreement. The Parties shall use the same degree of care as it uses to protect its own Confidential Information of a similar nature, but no less than reasonable care, to prevent the unauthorized use and disclosure of the Confidential Information. A Party may disclose the Confidential Information only to its employees and Subcontractors who: (i) have a need to know such Confidential Information for purposes of carrying out this Agreement but only to the extent that such Confidential Information is needed to perform their obligations under this Agreement and (ii) have agreed in writing in advance to be bound by a written confidentiality agreement at least as protective of the Confidential Information as the provisions of this Agreement. Each Party agrees that it shall be responsible for ensuring that all of its respective employees, Subcontractors, or Representatives engaged by it who assist or contribute to a Party’s duties, obligations or performance, as the case may be, under this Agreement comply with the provisions of this Section. Each Party shall require its employees, Representatives, and Subcontractors to use dedicated and segregated office files, notebooks, computer files and the like in that Party’s duties, obligations or performance, wherein such dedicated office files, notebooks, computer files and the like do not contain information unrelated to the performance of this Agreement. A Party shall notify the other Party immediately in the event of any unauthorized use, disclosure, or publication of any Confidential Information.
     18.2 Disclosure by Law. The Parties shall have the right to disclose Confidential Information as required by law or legal process or under the applicable rules of a securities market or exchange; provided, however, that the disclosing Party shall use reasonable efforts to give the other Party a reasonable opportunity to intervene to prevent such disclosure or to obtain a protective order, and that any Confidential Information so disclosed otherwise remains subject to the confidentiality obligations set forth in this Section. Additionally, The Parties agree that it will reasonably cooperate with the other Party’s efforts to retain the confidential nature of any such Confidential Information.
     18.3 Third-Party Information. Each Party represents and warrants that it will not employ, incorporate, apply, or in any way use, any other entities’ or persons’ confidential information, Intellectual Property or other proprietary rights or information on or in connection with any of the Product including, but not limited to, the manufacture or sale of the Product.
     18.4 Injunctive Relief. The Parties acknowledge that money damages would not be a sufficient remedy for any breach of this Section 18 or other infringement or misappropriation of that Party’s Intellectual Property Rights. Accordingly, in the event of any such breach or threatened breach, a Party, in addition to any other remedies at law or in equity that it may have, will be entitled, without the requirement of posting a bond or other security, to obtain equitable relief, including injunctive relief and specific performance.
19. Indemnification
     19.1 Provider’s Indemnity. Provider shall, to the fullest extent permitted by law, indemnify, defend and hold harmless Company and its Affiliates, and their respective directors, officers, employees, agents, Representatives, successors and assigns (“Company Indemnified Parties”) from and against any and all suits, actions, legal or administrative proceedings, claims, liens, demands, damages , liabilities, losses, costs, fees, penalties, fines and expenses (including without limitation reasonable attorneys’ fees and costs of investigation, litigation, settlement, and judgment) (altogether referred to as “Claims”), arising out of or in connection with (i) the breach of Provider’s representations, warranties or covenants contained herein other than breach of Provider’s representations, warranties or covenants contained in Sections 5 (regarding “delivery” and “quality”), 6 (regarding “non-conforming Products”), 9 (regarding “warranty claims”), 10 (regarding warranty returns of Product), 11 (regarding “Epidemic Failures”), and 20 (regarding “Termination”), for which breach(es) a remedy is expressly identified as the sole and exclusive remedy; (ii) employment-related issues relating to Provider’s employees, including without limitation income tax withholding, employment taxes, employment benefits, employer contributions, actual or alleged violation of employment-related Applicable Laws including without limitation those regarding discrimination, harassment, retaliation, termination, and payment of overtime or wages; (iii) injury to or death of persons (including without limitation Provider’s or Provider’s Representatives’ employees) arising out of Provider’s breach of this Agreement, negligence, or willful and wanton misconduct; and (iv) Provider’s gross negligence or willful and wanton misconduct.
     19.2 Company’s Indemnification. Company shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the Provider and its Affiliates, and their respective directors, officers, employees, agents, Representatives, successors, and assigns, (Collectively “Provider Indemnified Parties”) from and against any and all Claims asserted by third parties related to the sale or use of the Products, the design of the Products, or violation or infringement of any patent, copyright, trademark, service mark, trade secret, or other third party Intellectual Property Right relating to the Products (“Infringement Claim”).
     19.3 Indemnification related to Customs Declarations. Company shall be responsible for furnishing to Provider the correct Harmonized Tariff Schedule (“HTS”) classification numbers and ECCNs for the Products of Ixia design and will indemnify the Provider for penalties, if any, imposed by US Customs or any other governmental agency, that are directly attributable to a failure by Ixia to provide correct HTS and ECCNs classification numbers for such Products. The process for indemnification shall be as set forth in Section 19.4. The confiscation or detention of the Products by any governmental authority due to incorrect HTS or ECCN classifications shall not affect or diminish the liability of Company to Provider to pay all charges or other fines due related to the incorrect classification of the Products.
     19.4 Defense and Resolution of Claim. The Indemnifying Party, at its expense, shall assume control of the defense and resolution of each Claim using legal counsel approved by the Indemnified Party and keep the Indemnified Party fully and timely informed of the progress of such defense and resolution. With respect to each Claim, the Indemnified Party shall have the right to retain independent legal counsel and monitor such Claim’s defense and resolution. The Indemnifying Party and its legal counsel shall fully cooperate with the Indemnified Party and its legal counsel in providing such information as they may request. If both Provider and Company are named parties in any Claim and representation of both Provider and Company by the same legal counsel would be inappropriate due to the actual or potential differing interests between them, then each Party shall, at their own expense, have the right to be represented by separate counsel of that Party’s choosing. If the Indemnified Party, in its sole discretion, determines that the Indemnifying Party has failed to (i) defend a Claim to the Indemnified Party’s satisfaction or (ii) take timely and reasonable steps to resolve a Claim, the Indemnified Party shall have the right, but not the obligation, to assume control of the defense and resolution of such Claim, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Claim. The Indemnifying Party shall not confess judgment or settle, compromise or resolve any Claim without the written consent of the Indemnified Party.
     19.5 Third-Party Liens. If a lien affecting any of Company’s rights is filed by any third-party provider of goods or services purchased by Provider, Provider must remove the lien within ten (10) days of notice of lien or of written demand from Company, whichever is earlier. If Provider fails to remove the lien, Company may: (i) pay the amount of the lien; (ii) bond the removal of the lien; or (iii) take any other step necessary to remove the lien. Provider shall immediately reimburse Company for the cost of removal of any such lien, including without limitation all attorneys’ fees and costs, upon receipt of written demand from Company. If Provider fails to reimburse Company, Company may back charge or withhold the cost of removal, including without limitation all attorneys’ fees and costs, from any amount that Company may be required to pay to Provider for performance of its obligations hereunder.
20. Term
     20.1 Term. The term of this Agreement (“Term”) shall begin on the Effective Date and expire on the fifth (5) anniversary of the Effective Date; provided, however, that, unless terminated by Company for cause as provided below, this Agreement shall remain in effect with respect to any then-pending accepted Purchase Order(s) with regard to any Products scheduled to be delivered up until two (2) months from the effective date of termination. Expiration of the Term shall not limit any warranty or other obligations of Provider or Company which by their nature would survive the expiration of the Term. Company, upon mutual written agreement, may extend the Term by providing written notice to Provider prior to the expiration of the initial or then current Term.
     20.2 Termination for Convenience. Company shall have the right, at any time, to terminate with or without cause, this Agreement, in whole or in part, upon ninety (90) days written notice to Provider. Provider shall have the right, at any time, to terminate, with or without cause, this Agreement, in whole or in part, upon one-hundred eighty (180) days written notice to Company. In the event of termination for convenience, Provider shall be entitled to compensation in accordance with the terms of this Agreement up to the date of termination. Upon payment of compensation to which Provider is entitled hereunder, Company shall have no further obligations to Provider under this Agreement or otherwise in connection with such terminated Purchase Order or, in the event the entire Agreement is terminated, with respect to this Agreement or any canceled Purchase Order placed thereunder. In no event shall either Party be liable to the other for any direct, indirect, special or consequential damages, lost profits, penalties or costs arising out of any termination for convenience.
     20.3 Termination for Cause. Both Parties shall have the right to terminate this Agreement, in whole or in part, by written notice to the other at any time if: (i) the other Party shall fail to perform any covenant, representation, warranty or obligation hereunder that is not cured within thirty (30) days from notice thereof; (ii) upon a Party’s reasonable request, a Party fails to furnish the requesting Party with assurances satisfactory to the Party giving notice evidencing ability to complete its obligations hereunder in compliance with all of the requirements of this Agreement; (iii) a Party makes a general assignment for the benefit of its creditors, or a petition in bankruptcy is filed by or against that Party, or a receiver shall be appointed on account of a Party’s insolvency; (iv) a Party transfers, sells, assigns or otherwise disposes of (a) all or substantially all of its assets or (b) any controlling interest in its business (whether in the form of stock or otherwise); (v) a Party consolidates with or merges into another corporation or entity, or permits the consolidation with or merger into another entity; or (vi) there is a material adverse change in a Party’s business, financial condition or prospects which in the other Party’s reasonable judgment may result in a delay in the performance of a Party’s obligations hereunder, or a reduction in the quality of such performance.
     20.4 Remedies upon Termination for Cause. In the event of termination for cause by Company, Provider shall, unless directed otherwise by Company, complete all outstanding

Purchase Orders as of the effective date of the notice for termination. Provider will reasonably assist Company with transitioning the manufacture of the Products to another entity and work with Company regarding the disposal of Components and materials. .
     20.5 No Liability if a Provider Defaults. If Company terminates for any reason, Provider agrees to exercise commercially reasonable efforts to mitigate Company’s exposure to excess inventory. If Company terminates a Purchase Order for convenience, then Company will have liability with respect to Components and work in process related to such Purchase Order as specified by the Component Lead Time and forecast flexibility guidelines.
     20.6 No Actual Default. If, after termination for cause under this Section 20, it is determined for any reason that Provider was not in default, the rights and obligations of the Parties shall be the same as if the notice of termination had been issued as a termination for convenience under Section 20.2.
     20.7 Obligations of Provider Upon Termination. Upon receipt of notice of termination, Provider shall do the following unless otherwise specified by Company:
          (i) Incur no further obligations, including without limitation placement of orders or subcontracts for Components, services or facilities;
          (ii) Discontinue, and cause all of its Representatives to discontinue, performance hereunder to the extent specified in Company’s notice;
          (iii) Promptly make every reasonable effort to obtain termination or assignment to Company or Company’s designee, upon terms satisfactory to Company, of all obligations, including without limitation orders or subcontracts, to the extent such relate to the performance of such terminated performance;
          (iv) Mitigate costs associated with any such termination;
          (v) Preserve any performance that is in progress or completed and the data relating thereto until Company or Company’s designee takes possession thereof;
          (vi) Turn over Products and Components in accordance with Company’s instructions; and
          (vii) Provide to Company reasonable assistance to facilitate the orderly transfer of such obligations. Reasonable assistance shall include without limitation: (a) obtaining any required consents from third parties and thereafter assigning to Company or its designee subcontracts; and (b) obtaining any necessary rights and making available to Company or its designee pursuant to reasonable conditions any third party services then being utilized by Provider in the performance of its obligations hereunder. Company will reimburse Provider for actual documented costs incurred in providing such assistance and Provider will provide an estimate of such costs in advance to Company; provided that Company shall not have any reimbursement obligations if Provider terminates for convenience within two (2) years of the Effective Date.
     No later than ninety (90) days following the date of termination for convenience of this entire Agreement, or date of last shipment to Company, Provider shall deliver to Company a complete invoice reflecting unpaid compensation, if any, payable for actual performance of its obligations hereunder up to the date of termination. Failure of Provider to submit such complete invoice in accordance herewith and with the invoice requirements hereunder shall constitute a waiver by Provider of a claim for any compensation not paid by Company prior to the date of termination.
21. Notices
     21.1 General Notice Requirements.
     All notices pursuant to this Agreement must be in writing, referencing this Agreement number, and delivered personally or sent by courier, certified mail (return receipt requested), Either Party may specify a different address to receive notices by providing a notice in accordance with this Section. Notices sent by courier or certified mail are effective upon receipt or five days after dispatch, whichever occurs first
Notices to Company related to the terms and conditions of this Agreement must be addressed to the following:
Ixia
26601 W. Agoura Road
Calabasas, CA 91302
Attention: Strategic Sourcing Manager
Facsimile No.: (818) 444-3101
with a copy to:
Ixia
26601 W. Agoura Road
Calabasas, CA 91302
Attention: General Counsel
Facsimile No.: (818) 871-1805
Notices to Provider related to the terms and conditions of this Agreement must be addressed to the following:
Plexus Services Corp
55 Jewelers Park Drive
Neenah, WI 54957
Attention: General Counsel

     22. Exclusion of Damages
NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, WITH THE EXCEPTION OF INDEMNIFICATION OBLIGATIONS ARISING OUT OF OR RELATED TO (i) A BREACH OF A PARTY’S CONFIDENTIALLITY OBLIGATIONS HEREIN , (ii) INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS ARISING UNDER SECTION 19.2 OF THIS AGREEMENT OR (iii) CLAIMS ARISING OUT OF 19.1 (iii) OR 19.1 (iv), UNDER NO CIRCUMSTANCES, SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT FORESEEABLE, INCURRED OR SUFFERED BY THE OTHER PARTY RESULTING FROM THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOST REVENUE, LOST PROFITS, LOSS OF INCOME, OR LOSS OF BUSINESS ADVANTAGE, OR ANY OTHER TYPE OR KIND OF SUCH CONSEQUENTIAL OR SPECIAL DAMAGES, EVEN IF A PARTY, OR AN AUTHORIZED REPRESENTATIVE OF THAT PARTY, HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OR ESSENTIAL PURPOSE OF ANY REMEDY.
23. Certifications and Compliance
     Provider represents that Provider and any Subcontractors presently have the minimum certifications and be in compliance with the latest ISO 9000, ISO 14000, TL 9000, Reach, and WEEE requirements, which are specifically applicable to Provider or any Subcontractor under this Agreement, as well as any obligations required by Applicable Law. If an additional requirement is needed in order to manufacture or sell Products in a different region, Provider and Company will work together to comply with the requirement within a reasonable time period. Relative to the certification requirements, Provider with provide to Company a report of all minor non-conformance related to Company’s Products and all major non-conformances to such standards. Provider, if requested by Company, shall assist in the review of certification requirements and advise as to the effect of the requirements on the manufacturing process. Company acknowledges that Provider shall incur no liability based on or resulting from the actions in this Section 23.
     Company shall be responsible for determining the extent to which the Products must comply with the European Union Restriction on the Use of Certain Hazardous Substances (Directive 2002/95/EC)(“ROHS”). Provided Provider receives written notification from Company of the need for Product compliance (in whole or in part) with ROHS, Provider declares that (i) Provider’s manufacturing processes will be ROHS compliant to the extent required by such notification, except as otherwise may be specified in writing by Company, and (ii) Provider will procure Components used in the manufacture of such Product in compliance with the Company supplied bill of materials, approved manufacturer’s list and other Company-approved documentation.
     24. Government Matters
          24.1 Applicable Laws. Each Party shall notify the other of any changes or anticipated changes in Applicable Laws of which a Party is aware or should be aware, the impact of such changes on performance of a Party’s obligations hereunder and the intent of the Agreement, and recommendations for modifications to such performance subject to the other Party’s approval pursuant to a Change Order.
          24.2 Ethics and Conflict of Interest. In its performance of its obligations hereunder, the Parties shall adhere to business practices that meet and are in the spirit of Applicable Laws and ethical principles as follows without limitation:
               (i) All transactions undertaken in connection with Provider’s obligations hereunder will be accurately reflected in Provider’s records; and
               (ii) Provider shall perform its obligations hereunder and conduct itself with respect to Subcontractors and third parties so as to avoid loss or embarrassment to Company including loss or embarrassment due to any real or apparent conflict of interest.
          24.3 Use of Small Enterprises. Provider represents and warrants that it has submitted to Company a plan to use small business enterprises, small minority-owned business enterprises, and small women-owned business enterprises in performing their obligations herein. All changes to such a plan must be submitted to Company at least thirty (30) days prior to the effective date of such amendment.
25. Miscellaneous
     25.1 Standards and Codes. References in this Agreement to standards or codes in accordance with which Provider is to perform its obligations hereunder are to the edition or revision of the standards or codes current on the effective date of the Agreement and shall apply unless otherwise expressly stated. In case of conflict between any referenced standards or codes and the Agreement, the most stringent requirement shall govern unless Company indicates otherwise.
     25.2 Taxes and Duties. This Agreement provides for DDP (Incoterms 2000) Calabasas, California. In the event Provider is required to pay any additional duties or taxes which are enacted after the Effective Date of this Agreement or which are considered unforeseen incremental variable charges (i.e., customs duty and tax, customs inspection, customs penalties, customs overtime, storage, truck vehicle detention) not attributable to an act or omission of Provider, the Parties shall negotiate in good faith the liability for and the allocation of such additional tax or duty.
     25.3 Modifications. No Modifications to this Agreement shall be binding unless in writing and signed by the Parties, with the exception of changes made pursuant to the Change Orders provision of this Agreement which are binding pursuant to the terms thereunder.
     25.4 No Exclusivity. Nothing contained herein shall (i) obligate Company to any exclusive relationship with Provider; (ii) restrict or preclude Company from contracting with any competitor of Provider; or (iii) obligate Company to purchase any minimum amount of tangible or intangible goods or services from Provider.

     25.5 Assignment. Company has specifically contracted with Provider because of its unique experience, expertise and qualifications; and, therefore, Provider may not assign or delegate Provider’s obligations under this Agreement, either in whole or in part, without the prior written consent of Company. Any attempt by Provider to assign or delegate this Agreement, in whole or in part, without Company’s prior written consent, shall be deemed a default hereunder and such assignment or delegation shall be voidable at the option of Company. Company may assign this Agreement at any time upon the prior written consent of Provider, which shall not be unreasonably withheld. Any assignment of Provider’s obligations hereunder by operation of law, order of any court, or pursuant to any plan of merger, consolidation or liquidation, shall be deemed an assignment for which prior written consent of Company is required and any such assignment made without any such consent shall be voidable at the option of Company. This Agreement shall be binding on the Parties and their respective successors and permitted assigns.
     25.6 Governing Law. This Agreement shall be governed by the laws of the State of California, excluding conflict of law rules. The sale of Assemblies hereunder shall not be governed by, or subject to, the United Nations Convention on Contracts for the International Sale of Goods.
     25.7 Venue, Jurisdiction. With respect to any dispute arising out of, under, or in connection with this Agreement or the transactions contemplated hereby, the Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction and venue (and waive any claim of forum non conveniens) of (i) the state or federal court of competent jurisdiction sitting in Los Angeles County, California; or (ii) if such court does not have jurisdiction, the United States District Court for the Central District of California.
     25.8 Publicity. Except for the purposes of performance hereunder, Provider shall not use, or allow Provider’s Representatives or Subcontractors to use, Company’s name, the names of Company’s subsidiaries or parent (if any), or any derivatives thereof without Company’s prior written consent, which may be withheld at Company’s sole discretion. This prohibition of use shall include without limitation use in any publicity or advertising, including without limitation media releases, public announcements, or public disclosures. Provider shall immediately provide notice to Company if it becomes aware of any violation of this prohibition and, at Provider’s sole expense, take such steps necessary to cease and cure such violation to Company’s satisfaction.
     25.9 Waiver. No action or inaction by either Party shall be construed as a waiver of a Party’s rights under this Agreement or as provided by law. None of the terms of this Agreement may be waived except by an express agreement in writing signed by the waiving Party. The failure or delay of a Party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right. The waiver of one breach hereunder shall not constitute the waiver of any other or subsequent breach.
     25.10 Severability. In the event any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held illegal, invalid or unenforceable, in whole or in part, by a competent authority, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with Applicable Law. The legality, validity and enforceability of the remaining provisions shall not be affected thereby and shall remain in full force and effect.
     25.11 Survival. The following sections shall survive such expiration or termination of this Agreement: 1, 9, 11, 16, 17, 18, 19, 20.7, 21, 22, 24, and 25.
     25.12 Entire Agreement. This Agreement shall constitute the entire agreement between the Parties and set forth the entire terms and conditions under which this Agreement will be performed. There are no other agreements, oral or written, with respect to the subject matter of this Agreement, and all oral and written correspondence relating to the subject matter hereof is superseded by this Agreement.
     25.13 Gratuities. Provider, its employees, agents or representatives represent and warrant that they have not and will not offer or give to an officer, official or employee of Company gifts, entertainment, payments, loans or other gratuities in order to or that may influence the award of a contract or obtain favorable treatment under a contract.
     25.14 Third-Party Beneficiaries. Except as expressly provided for in this Agreement, (i) this Agreement is entered into solely between, and may be enforced only by, Company and Provider; and (ii) this Agreement shall not be deemed to create any rights in third parties, including without limitation Subcontractors, or to create any obligations of a Party to any such third parties.
     25.15 Remedies Cumulative. Unless otherwise expressly provided hereunder, no remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative, in addition to, and not in lieu of any other remedies available at law or in equity.
     25.16 Headings. Section headings are for reference purposes only and shall not be considered in the construing of this Agreement.
     25.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, binding on all Parties notwithstanding that each of the Parties may have signed different counterparts.
     25.18 Construction. The Parties acknowledge that each Party is of equal bargaining strength, has actively participated in the preparation and negotiation of this Agreement. Each Party is entering into this Agreement on its own free will and is not acting under duress or coercion of any kind or nature whatsoever. Each Party has had the right and opportunity to consult with legal counsel of its choice in connection with this Agreement; and each Party has either done so, or has voluntarily declined to do so free from duress or coercion. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, any portion hereof, or any Modifications hereto.

     25.19 Precedence. In the event of a conflict between the terms and conditions set forth in this Agreement and the terms and conditions set forth in any Purchase Order or SOW or in the event that the Purchase Order or SOW introduce new obligations to a party, the terms and conditions set forth in this Agreement will control unless expressly stated otherwise and agreed to in writing by both Parties. In the event of a conflict between the terms and conditions set forth in a Purchase Order and the terms and conditions set forth in any SOW, the terms and conditions set forth in a mutually agreed to Purchase Order, where both parties expressly agree to the specific terms and conditions, will control unless expressly stated otherwise. No subcontract shall alter the intent of this Agreement or bind Company in any respect whatsoever. Where conflicts occur between the Subcontractor agreements and this Agreement and such conflicts regard the quantity or quality of goods or services, unless otherwise specified by Company in writing, the greatest quantity and highest quality shall govern at no additional cost to Company. With respect to any other conflicts between any Subcontractor agreement and this Agreement, the terms and conditions of this Agreement shall govern. Provider must notify Company immediately of any conflicts described in this Section.
     25.20 Other Interpretive Provisions. The words “include” and “including” and words of similar import will not be construed to be limiting or exclusive. Except as provided in particular context, the word “or” when used in this Agreement may mean each as well as all alternatives. Unless expressly stated otherwise, periods of time are based on their passage on the calendar (e.g., a “quarter” is a “calendar quarter”).
     25.21 Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, riot, insurrection, or similar events beyond the reasonable control of the party invoking this section (collectively, a “Force Majeure Event”), and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement.

     IN WITNESS WHEREOF, this Master Services Agreement is effective as of the Effective Date and has been executed by the duly authorized representatives of Company and Provider on the respective dates indicated below.

Provider		Company

By:	/s/ Todd Kelsey	By:	/s/ Thomas B. Miller

Name:	Todd Kelsey	Name:	Thomas B. Miller

Title:	Sr. Vice President — Global Customer Services	Title:	CFO

Date:	January 29, 2009	Date:	January 26, 2009

EXHIBIT A
INSURANCE REQUIREMENTS
Coverage Requirements. Without limiting any of the obligations or liabilities of Provider, Provider will maintain, at their own expense, until the later of the termination of the warranty period for all Products and/or Services and one (1) year following the expiration or termination of this Agreement, insurance policies of the kind and limits listed below:
     (a) Worker’s Compensation Insurance. Workers Compensation Insurance as required by applicable law having jurisdiction over such entity’s employees wherever work is to be performed under this Agreement.
     (b) Employer’s Liability Insurance. Employer’s Liability Insurance in an amount which is in keeping with the applicable law having jurisdiction over such entity’s employees wherever work is to be performed under this Agreement or $1,000,000, whichever is greater.
(c)	General Liability Insurance. Comprehensive or Commercial General Liability Insurance (including but not limited to premises and operations, products and completed operations, contractual liability and personal injury liability (with a minimum limit of $2,000,000 combined single limit per occurrence and $10,000,000 in the aggregate. This policy obtained by Provider will include a waiver of subrogation in favor of the Company and its officers, directors, employees and subsidiaries.

(d)	Professional Liability Insurance. Professional Liability Insurance covering liability imposed by law of contract arising out of an error, omission or negligent act in performance, or lack thereof, of professional services, with a limit of not less than $10,000,000 per claim and in the aggregate.

(e)	Property. Business Interruption and extra expense coverage with a minimum limit of $15,000,000. Property Insurance on a replacement cost basis including coverage for property of others in Provider’s care, custody, and control and Company shall be named as a loss payee under Provider’s applicable insurance policy.
Claims Made Coverage. If any policies have “claims made” coverage, Provider will maintain such coverages for a minimum of three years after the permitted date of termination specified above. Any such coverage must have a retroactive date no later than the date upon which work commenced under this Agreement.
Additional Requirements. All deductibles on policies providing coverage will be paid by Provider. If Provider is self insured for any matter, such entity agrees to respond to any claims or losses made against or incurred by Company and indemnified by Provider under this Agreement in the same fashion as if insurance had been purchased with the same or broader coverage terms as what is generally available to similar entities in the same line of business. In no event will the coverages or limits of any insurance required under this Exhibit, or the lack or unavailability of any other insurance, be deemed to limit or diminish in any way any Provider obligations or liability to Company under this Agreement.
All insurance policies will be written by a company with a minimum AM Best Rating of at least A-7 and by authorized to do business in the territory and jurisdiction relevant to the particular coverage. All insurance policies will be written with appropriately licensed and financially responsible insurers.
Certificate of Insurance. Provider will furnish Certificates of Insurance acceptable to the Company before any Products and/or Services are produced or Services performed under this Agreement by Provider. The Certificate of Insurance will provide that there will be no cancellation or reduction of coverage without thirty (30) days’ prior written notice to Company.

EXHIBIT B
Supplier Corrective Action Request

SUPPLIER CORRECTIVE ACTION REQUEST (SCAR) **SCAR #**

Part Number	Rev.	Part Description	Supplier

Lot Number	Lot Quantity	Sample Quantity	Sample Quantity Accept	Sample Quantity Reject

Hold Tag Number	Submitted by:	Department	Date

Item	Drawing / Specification / Requirement	Description of Nonconformance	Disposition RTV	Disposition Rework / Sort	Disposition UAI	Disposition Scrap / Other

Purchasing

Purchase Order Number	Purchasing-Concurrence	Request Credit: ☐ Yes or ☐ No Amount $

Supplier Response - Required? ☐ Yes, Due date ☐ No-Notification only

Containment (Action taken to prevent shipping additional suspect materials)
Define Root Cause(s)
Corrective Action (action to prevent recurrence)

Containment Date	Corrective Action Date

Reporting Engineer / Company Representative

Signature	Date	Name (Printed)	Title

Additional pages may be attached if more space is needed

IXIA Concurrence (signature)	Date

EXHIBIT C
Metrics and Reporting
Provider agrees to provide reports in the following manner unless there is a current standard report used by the Provider that is mutually acceptable to both Parties.
Quarterly Cost Reduction Report
Provider agrees to update quarterly pricing using the following formats:
     Product pricing summary:

							Test
			Extended	Material	Assembly	Test	Labor			Freight &
Part Number	Qty Per	Material	Material	Overhead	Labor	Labor	Overhead	SGA	Profit	Duties	Total
860-XXXX-XX	1	$—	$—	$—	$—	$—	$—	$—	$—
850-XXXX-XX-XX	1	$—	$—	$—	$—	$—	$—	$—	$—
850-XXXX-XX-XX	1	$—	$—	$—	$—	$—	$—	$—	$—
850-XXXX-XX-XX	4	$—	$—	$—	$—	$—	$—	$—	$—
Total			$—	$—	$—	$—	$—	$—	$—	$—	$—
     Price variance summary

							Test
			Extended	Material	Assembly	Test	Labor			Freight &
Part Number	Qty Per	Material	Material	Overhead	Labor	Labor	Overhead	SGA	Profit	Duties	Total
860-XXXX-XX	1	$—	$—	$—	$—	$—	$—	$—	$—
850-XXXX-XX-XX	1	$—	$—	$—	$—	$—	$—	$—	$—
850-XXXX-XX-XX	1	$—	$—	$—	$—	$—	$—	$—	$—
850-XXXX-XX-XX	4	$—	$—	$—	$—	$—	$—	$—	$—
Total			$—	$—	$—	$—	$—	$—	$—	$—	$—

On-time Delivery Report
     Company agrees to measure and report delivery performance with Provider’s on a monthly basis for all Products. Report will include Product number, Quantity, Purchase Order due date, Date received, Quantity received. Provider agrees to provide a Pareto chart of reasons for any late deliveries.
     WIP Status Report
Provider will provide to Company access to real time work in process data showing from work in process (shop floor), through test, through finished goods, through in-transit and through delivery. Preferred delivery method is through web portal.
Quality Performance
Provider agrees to provide quality metrics per process by Product in a format as agreed to by Company. Metrics to include specific failure information to component and operator level if applicable. Monthly quality metrics will be submitted to Company by Provider within five (5) Business Days of calendar end of each month. Metric history to be maintained by Provider for a minimum period of one (1) year from the time of submission to Company. Metrics will include but not limited to:
Incoming Material inspection yield
Assembly process yields
Inspection yields
Test yields
End to End process yield (after first pass)
Total assembly yield (after attrition)
RMA/Return yield
Payment Performance
     Provider agrees to provide metrics (e.g. accounts receivable aging report) related to payment progress as per the agreed upon payment terms. Report to also include unapplied debit memos.
Material Exposure Report
Within five (5) business days after receipt of a Purchase Order Provider will provide Company with a report identifying material exposure to the Purchase Order term and approved special inventory exposure outside the Purchase Order term.
Engineering Change Order Impact Report
Within three (3) business days after receipt of an engineering change order identifying but not limited to the following;

Inventory impact including on hand, on order, work in process, finished goods, and in transit quantities with non-cancelable, non-returnable parts identified.
Test impact
Assembly and/or production impact
Product lead time impact
Product Lead-time Report
Provider will provide Company with a quarterly lead-time report for each Product. The report will list the part number (some part numbers may be aggregated as mutually agreed), brief description, average monthly usage, lead-time.
Waterfall Chart
Provider will provide to Company on a monthly basis a waterfall chart identifying schedule changes with a minimum window of 12 mos.
Supply Chain Quarterly Report
Provider will provide to Company Provider’s supplier rating report for suppliers engaged on Company’s program.
Meetings
•	Quarterly Business Review
o	Monthly Business Review items

o	Price Review

o	Quality reporting

o	Provide A/R Aging including unapplied debit memos

o	Material Exposure items

o	Quarterly Price Review (~5th of month)
•	Quarterly Cost Reduction Meeting

•	Monthly Business Review (~15th of month)
o	Forecast/PO

o	Exceptions

o	OTD, Recovery Plan, Pareto

o	Mat’l Exposure Report

o	Leadtime (Product)

o	Quality Reports

o	ECO
•	Quality Metrics Review — Monthly

•	Defect Reduction Team Meeting — Bi-weekly

EXHIBIT D
Electronic Industry Code of Conduct
Version 2.0.1 October 2007
ELECTRONIC INDUSTRY CODE OF CONDUCT
The Electronic Industry Code of Conduct outlines standards to ensure that working conditions in the electronics industry supply chain are safe, that workers are treated with respect and dignity, and that manufacturing processes are environmentally responsible.
Considered as part of the electronics industry for purposes of this Code are Original Equipment Manufacturers (OEMs), Electronic Manufacturing Services (EMS) firms and Original Design Manufacturers (ODMs) including contracted labor that may design, market, manufacture and/or provide goods and services that are used to produce electronic goods. The Code may be voluntarily adopted by any business in the electronics sector and subsequently applied by that business to its supply chain and subcontractors.
To adopt the Code and become a participant (“Participant”), a business shall declare its support for the Code and seek to conform to the Code and its standards in accordance with a management system as set forth in the Code.
For the Code to be successful, it is acknowledged that Participants should regard the code as a total supply chain initiative. At a minimum, participants shall require its next tier suppliers to acknowledge and implement the Code.
Fundamental to adopting the Code is the understanding that a business, in all of its activities, must operate in full compliance with the laws, rules and regulations of the 1countries in which it operates. The Code encourages Participants to go beyond legal compliance, drawing upon internationally recognized standards, in order to advance social and environmental responsibility.
The Electronic Industry Code Participants are committed to obtaining regular input from stakeholders in the continued development and implementation of the Electronic Industry Code of Conduct (EICC).
The Code is made up of five sections. Sections A, B, and C outline standards for Labor, Health and Safety, and the Environment, respectively. Section D outlines the elements of an acceptable system to manage conformity to this Code. Section E adds standards relating to business ethics.

[1]	The Code is not intended to create new and additional third party rights, including for employees

A. LABOR
Participants are committed to uphold the human rights of workers, and to treat them with dignity and respect as understood by the international community.
Recognized standards such as the Universal Declaration of Human Rights (UDHR), Social Accountability International (SAI) and the Ethical Trading Initiative (ETI) were used as references in preparing the Code and may be a useful source of additional information.
The labor standards are:
1.	Freely Chosen Employment

Forced, bonded or indentured labor or involuntary prison labor is not to be used. All work will be voluntary, and workers should be free to leave upon reasonable notice. Workers shall not be required to hand over government-issued identification, passports or work permits as a condition of employment.

2.	Child Labor Avoidance

Child labor is not to be used in any stage of manufacturing. The term “child” refers to any person employed under the age of 15 (or 14 where the law of the country permits), or under the age for completing compulsory education, or under the minimum age for employment in the country, whichever is greatest. The use of legitimate workplace apprenticeship programs, which comply with all laws and regulations, is supported. Workers under the age of 18 should not perform hazardous work and may be restricted from night work with consideration given to educational needs.

3.	Working Hours

Studies of business practices clearly link worker strain to reduced productivity, increased turnover and increased injury and illness. Workweeks are not to exceed the maximum set by local law. Further, a workweek should not be more than 60 hours per week, including overtime, except in emergency or unusual situations. Workers shall be allowed at least one day off per seven-day week.

4.	Wages and Benefits

Compensation paid to workers shall comply with all applicable wage laws, including those relating to minimum wages, overtime hours and legally mandated benefits. In compliance with local laws, workers shall be compensated for overtime at pay rates greater than regular hourly rates. Deductions from wages as a disciplinary measure shall not be permitted.

The basis on which workers are being paid is to be provided in a timely manner via pay stub or similar documentation.

5.	Humane Treatment

There is to be no harsh and inhumane treatment, including any sexual harassment, sexual abuse, corporal punishment, mental or physical coercion or verbal abuse of workers: nor is there to be the threat of any such treatment.

6.	Non-Discrimination

Participants should be committed to a workforce free of harassment and unlawful discrimination. Companies shall not engage in discrimination based on race, color, age, gender, sexual orientation, ethnicity, disability, pregnancy, religion, political affiliation, union membership or marital status in hiring and employment practices such as promotions, rewards, and access to training. In addition, workers or potential workers should not be subjected to medical tests that could be used in a discriminatory way.

7.	Freedom of Association

Participants are to respect the rights of workers as established by local law to associate freely on a voluntary basis, seek representation, join or be represented by Works Councils, and join or not join labor unions and bargain collectively as they choose. As provided by law, employees who become worker representatives shall not be the subject of discrimination and shall have access to management and coworkers in order to carry out their representative functions. Workers shall be able to communicate openly with management regarding working conditions without fear of reprisal, intimidation or harassment. In saying that worker rights are to be respected as established or provided by local law, what HP means is that in countries that have legal systems that support those rights, they are to be understood in the context of the definitions, conditions and procedures that local law provides. However, basic worker rights to open communication, direct engagement and humane and equitable treatment must be respected even in countries where they are not given meaningful legal protection. Where worker representation and collective bargaining are restricted by law, participants are to facilitate open communication and direct engagement between workers and management as alternative ways of ensuring that workers’ rights, needs and views are considered and acted upon appropriately and in good faith. Open communication and direct engagement between workers and management are the most effective ways to resolve workplace and compensation issues.
B. HEALTH and SAFETY
Participants recognize that the quality of products and services, consistency of production and workers’ morale are enhanced by a safe and healthy work environment. Participants also recognize that ongoing worker input and education is key to identifying and solving health and safety issues in the workplace.
Recognized management systems such as OHSAS 18001 and ILO Guidelines on Occupational Safety and Health were used as references in preparing the Code and may be a useful source of additional information.
The health and safety standards are:
1.	Occupational Safety

Worker exposure to potential safety hazards (e.g., electrical and other energy sources, fire, vehicles, and fall hazards) are to be controlled through proper design, engineering and administrative controls, preventative maintenance and safe work procedures (including lockout/tagout). Where hazards cannot be adequately controlled by these means, workers are to be provided with appropriate personal protective equipment. Workers shall not be disciplined for raising safety concerns.

2.	Emergency Preparedness

Emergency situations and events are to be identified and assessed, and their impact minimized by implementing emergency plans and response procedures, including: emergency reporting, employee notification and evacuation procedures, worker training and drills, appropriate fire detection and suppression equipment, adequate exit facilities and recovery plans.

3.	Occupational Injury and Illness

Procedures and systems are to be in place to manage, track and report occupational injury and illness, including provisions to: a) encourage worker reporting; b) classify and record injury and illness cases; c) provide necessary medical treatment; d) investigate cases and implement corrective actions to eliminate their causes; and d) facilitate return of workers to work.

4.	Industrial Hygiene

Worker exposure to chemical, biological and physical agents is to be identified, evaluated, and controlled. When hazards cannot be adequately controlled by engineering and administrative means, workers are to be provided with appropriate personal protective equipment.

5.	Physically Demanding Work

Worker exposure to physically demanding tasks, including manual material handling and heavy lifting, prolonged standing and highly repetitive or forceful assembly tasks is to be identified, evaluated and controlled.

6.	Machine Safeguarding

Physical guards, interlocks and barriers are to be provided and properly maintained for machinery used by workers.

7.	Dormitory and Canteen

Workers are to be provided with clean toilet facilities, access to potable water and sanitary food preparation and storage facilities. Worker dormitories provided by the Participant or a labor agent are to be clean, safe, and provide emergency egress, adequate heat and ventilation and reasonable personal space.
C. ENVIRONMENTAL
Participants recognize that environmental responsibility is integral to producing world class products. In manufacturing operations, adverse effects on the community, environment and natural resources are to be minimized while safeguarding the health and safety of the public.
Recognized management systems such as ISO 14001, the Eco Management and Audit System (EMAS) were used as references in preparing the Code and may be a useful source of additional information.
The environmental standards are:
1.	Environmental Permits and Reporting

All required environmental permits (e.g. discharge monitoring) and registrations are to be obtained, maintained and kept current and their operational and reporting requirements are to be followed.

2.	Pollution Prevention and Resource Reduction

Waste of all types, including water and energy, are to be reduced or eliminated at the source or by practices such as modifying production, maintenance and facility processes, materials substitution, conservation, recycling and re-using materials.

3.	Hazardous Substances

Chemical and other materials posing a hazard if released to the environment are to be identified and managed to ensure their safe handling, movement, storage, recycling or reuse and disposal.

4.	Wastewater and Solid Waste

Wastewater and solid waste generated from operations, industrial processes and sanitation facilities are to be monitored, controlled and treated as required prior to discharge or disposal.

5.	Air Emissions

Air emissions of volatile organic chemicals, aerosols, corrosives, particulates, ozone depleting chemicals and combustion by-products generated from operations are to be characterized, monitored, controlled and treated as required prior to discharge.

6.	Product Content Restrictions

Participants are to adhere to all applicable laws and regulations regarding prohibition or restriction of specific substances including labeling laws and regulations for recycling and disposal. Participants are also to adhere to processes to comply with each agreed-upon customer-specific restricted and hazardous materials list.
D. MANAGEMENT SYSTEM
Participants shall adopt or establish a management system whose scope is related to the content of this Code. The management system shall be designed to ensure (a) compliance with applicable laws, regulations and customer requirements related to the participant’s operations and products; (b) conformance with this Code; and (c) identification and mitigation of operational risks related to this Code. It should also facilitate continual improvement.
The management system should contain the following elements:
1.	Company Commitment

Corporate social and environmental responsibility statements affirming Participant’s commitment to compliance and continual improvement.

2.	Management Accountability and Responsibility

Clearly identified company representative[s] responsible for ensuring implementation and periodic review of the status of the management systems.

3.	Legal and Customer Requirements

Identification, monitoring and understanding of applicable laws, regulations and customer requirements.

4.	Risk Assessment and Risk Management

Process to identify the environmental, health and safety[2] and labor practice risks associated with Participant’s operations. Determination of the relative significance for each risk and implementation of appropriate procedural and physical controls to ensure regulatory compliance to control the identified risks.

5.	Performance Objectives with Implementation Plan and Measures

Written standards, performance objectives, targets and implementation plans including a periodic assessment of Participant’s performance against those objectives.

6.	Training

Programs for training managers and workers to implement Participant’s policies, procedures and improvement objectives.

7.	Communication

Process for communicating clear and accurate information about Participant’s performance, practices and expectations to workers, suppliers and customers.

8.	Worker Feedback and Participation

Ongoing processes to assess employees’ understanding of and obtain feedback on practices and conditions covered by this Code and to foster continuous improvement.

[2]	Areas to be included in a risk assessment for health and safety are warehouse and storage facilities, plant/facilities support equipment, laboratories and test areas, sanitation facilities (bathrooms), kitchen/cafeteria and worker housing /dormitories.

9.	Audits and Assessments

Periodic self-evaluations to ensure conformity to legal and regulatory requirements, the content of the Code and customer contractual requirements related to social and environmental responsibility.

10.	Corrective Action Process

Process for timely correction of deficiencies identified by internal or external assessments, inspections, investigations and reviews.

11.	Documentation and Records

Creation of documents and records to ensure regulatory compliance and conformity to company requirements along with appropriate confidentiality to protect privacy.
E. ETHICS
To meet social responsibilities and to achieve success in the marketplace, Participants and their agents are to uphold the highest standards of ethics including:
1.	Business Integrity

The highest standards of integrity are to be expected in all business interactions.
Any and all forms of corruption, extortion and embezzlement are strictly prohibited resulting in immediate termination and legal actions.

2.	No Improper Advantage

Bribes or other means of obtaining undue or improper advantage are not to be offered or accepted.

3.	Disclosure of Information

Information regarding business activities, structure, financial situation and performance is to be disclosed in accordance with applicable regulations and prevailing industry practices.

4.	Intellectual Property

Intellectual property rights are to be respected; transfer of technology and know how is to be done in a manner that protects intellectual property rights.

5.	Fair Business, Advertising and Competition

Standards of fair business, advertising and competition are to be upheld. Means to safeguard customer information should be available.

6.	Protection of Identity

Programs that ensure the protection of supplier and employee whistleblower confidentiality are to be maintained.

7.	Community Engagement

Community engagement is encouraged to help foster social and economic development.

References: The following standards were used in preparing this Code and may be a useful source of additional information. The following standards may or may not be endorsed by each Participant.
ILO Code of Practice in Safety and Health
www.ilo.org/public/english/protection/safework/cops/english/download/e000013.pdf
National Fire Protection Agency
www.nfpa.org/catalog/home/AboutNFPA/index.asp
ILO International Labor Standards
www.ilo.org/public/english/standards/norm/whatare/fundam/index.htm
OECD Guidelines for Multinational Enterprises
www.oecd.org
United Nations Convention Against Corruption
www.unodc.org/unodc/en/crime_convention_corruption.html
United Nations Global Compact
www.unglobalcompact.org
Universal Declaration of Human Rights
www.un.org/Overview/rights.html
ISO 14001
www.iso.org
SA 8000
www.cepaa.org/
SAI
www.sa-intl.org
Ethical Trading Initiative
www.ethicaltrade.org/
OHSAS 18001
www.bsi-global.com/index.xalter
Eco Management & Audit System
www.quality.co.uk/emas.htm

EXHIBIT E
IXIA Nomenclature

EXHIBIT F
Sample Bill of Material

EXHIBIT G
Cost Breakdown Spreadsheet
     Cost Breakdown Sheet:

							Test
			Extended	Material	Assembly	Test	Labor			Freight &
Part Number	Qty Per	Material	Material	Overhead	Labor	Labor	Overhead	SGA	Profit	Duties	Total
860-XXXX-XX	1	$—	$—	$—	$—	$—	$—	$—	$—
850-XXXX-XX-XX	1	$—	$—	$—	$—	$—	$—	$—	$—
850-XXXX-XX-XX	1	$—	$—	$—	$—	$—	$—	$—	$—
850-XXXX-XX-XX	4	$—	$—	$—	$—	$—	$—	$—	$—
Total			$—	$—	$—	$—	$—	$—	$—	$—	$—

EXHIBIT H
Sample Forecast Spreadsheet

EXHIBIT I
INVENTORY DEPOSIT AGREEMENT
1)	Provider and Company will agree on the Excess inventory dollars to be claimed.

2)	The following terms will apply for the disposition of Excess Inventory through an inventory deposit.
a.	Provider has full rights to offset the deposit against the agreed Excess inventory, if the inventory is not otherwise paid for by Company.

b.	A mutually agreed upon reconciliation (either monthly or quarterly) will be carried out on the variance between the current agreed excess inventory dollars and the established inventory deposit as follows:
i.	If the agreed Excess balance exceeds the current inventory deposit, the additional amount will be funded from Company to Provider as an incremental deposit.

ii.	If the agreed Excess balance is less than the current inventory deposit, the difference will be refunded from Provider to Company as a reduction of the deposit.

iii.	Payment Flow: The party, which will receive the payment based on the agreeable variance, will issue an invoice to the counter party. Upon receiving the invoice, the counter party shall make the payment on the next available routine payment date.
c.	In the case of termination of contract initiated by either Provider or Company, the accumulated deposit balance will be repaid by Provider to Company, to the extent that the inventory has been otherwise paid for by Company. Company will issue an invoice to Provider. Upon receiving the invoice, Provider shall make payment on the next available routine payment date.